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                                                                   EXHIBIT 6(a)

                                AMENDMENT NO. 2
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of ________________________________, 1995, amends the Master Investment Advisory Agreement (the "Agreement"), dated October 18, 1993, between AIM Equity Funds, Inc., a Maryland corporation, and A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to add two new portfolios, the AIM Blue Chip Fund and the AIM Capital Development Fund;

         NOW, THEREFORE, the parties agree as follows;

         1. The section in Appendix A to the Agreement is hereby amended to add the following:

         The investment advisory fee for the AIM Blue Chip Fund and the AIM Capital Development Fund shall be an annual fee of 0.75% of net assets, payable monthly.

         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.


                                           AIM EQUITY FUNDS, INC.


Attest: ____________________________       By: ________________________________
           Assistant Secretary                           President


(SEAL)

                                           A I M ADVISORS, INC.


Attest: ____________________________       By: ________________________________
         Assistant Secretary                             President


(SEAL)